Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 18, 2010, with respect to the consolidated balance sheet of Atlas Pipeline Partners GP, LLC and subsidiaries as of December 31, 2009 included in the Current Report of Atlas Pipeline Partners, L.P. on Form 8-K filed on March 18, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Atlas Pipeline Partners, L.P. on Form S-8 (File No. 333-125566, effective June 6, 2005).

/s/ Grant Thornton LLP.

Tulsa, Oklahoma

March 18, 2010